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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


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CYNTHIA ALISON BARRINGTON,                 :
                                           :
                Plaintiff,                 :
                                           :
     v.                                    :
                                           :
                                           :
GREGORY M. GALLO, I.B. JEON, C.S. PARK,    :    C.A. No.  14711
RYAL R. POPPA, RICHARD D. BELANSON,        :             --------
M.H. CHUNG, CHARLES HILL, HYUNDAI          :
ELECTRONICS INDUSTRIES CO. LTD.,           :
HYUNDAI ELECTRONICS AMERICA and            :
MAXTOR CORPORATION,                        :
                                           :
                Defendants.                :
                                           :
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                                   COMPLAINT

        Plaintiff, by her attorneys for her complaint, alleges on information and belief, except as to paragraph 3, which is alleged upon knowledge:

        1. Defendant, Maxtor Corporation ("Maxtor") is a Delaware corporation having over 33,000,000 shares of common stock issued and outstanding.

        2.  The individual defendants are directors of Maxtor.

        3.  Plaintiff is the owner of shares of common stock of Maxtor.

        4. Maxtor develops, manufactures and markets hard disk drives for desktop and mobile computer systems.

        5. Hyundai Electronics Industries Co. Ltd. ("Hyundai") beneficially owns over 37% of Maxtor's common stock. Hyundai Electronics America ("Hyundai America") is a subsidiary of Hyundai.

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        6.  Through its 37% ownership of Maxtor's common stock, Hyundai dominates and controls Maxtor and its board of directors, and effectively has veto power over any other transaction to acquire Maxtor.

        7. Hyundai, through its subsidiary Hyundai America, has offered to acquire all of the outstanding shares of Maxtor not already owned by Hyundai for $6.70 per share. Hyundai's offer of $6.70 per share has been unanimously approved by a special committee of the board of directors of Maxtor.

        8. (a) Plaintiff brings this action on her own behalf and on behalf of all members of her class, namely, all owners of the common stock of Maxtor who, like plaintiff, are threatened with being frozen out of Maxtor for unfair and inadequate consideration offered by Hyundai.

            (b) The class consists of thousands of members so that joinder of all members is impracticable;

            (c) Most, if not all, questions of law and fact are common to the class;

            (d) The claims of plaintiff herein are typical of the claims of the class;

            (e) Plaintiff will fairly and adequately protect the interests of the class;

        9. The prosecution of separate actions by individual members of the class would create the risk of inconsistent or varying adjudications with respect to individual members of the class which would establish incompatible standards of conduct

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for defendants, or adjudications with respect to individual members of the class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

        10. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the class and, therefore, preliminary and final injunctive relief on behalf of the class as a whole is appropriate.

        11. Prior to Hyundai's offer for the stock of Maxtor, defendants did not (i) undertake an adequate evaluation of Maxtor's worth as a potential merger or acquisition candidate or take adequate steps to enhance Maxtor's value or attractiveness as a merger or acquisition candidate; (ii) effectively attempt to dispose of Maxtor's assets; (iii) attempt to solicit arms-length bids to acquire all or part of Maxtor's business; or (iv) act so that the interests of the public stockholders of Maxtor were protected.

        12. In view of the fact that Hyundai controls and dominates the directors of Maxtor, said directors have approved the proposal of Hyundai to acquire the assets and business of Maxtor notwithstanding the gross inadequacy and unfairness of the price.

        13. As a result of the foregoing, defendants have breached their fiduciary duties to the class.

        14. Plaintiff has no adequate remedy at law, and any steps taken to consummate the proposed acquisition of Maxtor by Hyundai will create irreparable injury to plaintiff and the class.


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        WHEREFORE, plaintiff prays for the following relief:

                (a) That this action be certified as a class action under Rule 23 of the Rules of this Court;

                (b) That defendants, and each of them, be enjoined, preliminarily and permanently, from consummating the proposed acquisition of Maxtor by Hyundai;

                (c) That the class be awarded damages sustained by virtue of the claims alleged herein;

                (d) That plaintiff and her counsel be allowed the costs and expenses of this litigation including reasonable attorneys', accountants' and expert fees;

and

                (e) That plaintiff and the class be afforded such other, further and different relief as the Court may deem just and proper in the premises.

                                   ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                                By: /s/ Norman M. Monhait
                                    ---------------------------------------
                                    First Federal Plaza, Suite 214
                                    P.O. Box 1070
                                    Wilmington, DE 19899-1070
                                    (302) 656-4433
                                    Attorneys for Plaintiff

OF COUNSEL:

LAW OFFICES OF CURTIS V. TRINKO
310 Madison Avenue, 14th Floor
New York, NY 10017
(212) 490-9500


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